Exhibit 10.1

September 14, 2020

Damian L. Finio

***

Dear Damian,

I am pleased to present an offer of employment to you with Phibro Animal Health Corporation as Chief Financial Officer, Phibro Animal Health Corporation, reporting to me.

Our offer to you is as follows:

Start Date

Your anticipated start date with the Company will be October 26, 2020. This date presumes that you have satisfactorily cleared the pre-employment background check and substance abuse test referred to below. Your appointment as Chief Finncial Officer of the Company will become effective November 15, 2020, after the completion of th Company’s first quarter reporting cycle.

Location

You will be based out of our corporate headquarters office located in Teaneck, NJ.

Compensation

You will be compensated at the semi-monthly base salary rate of $18,750 (equivalent to $450,000 annually) less applicable deductions as required by law. Your compensation is subject to periodic review per Company policy.

You are eligible to participate in the Phibro Animal Health Corporation Management Incentive Plan beginning with our 2021 fiscal year commencing July 1, 2020.  Your target bonus will be 50% of your base salary (the Plan provides for a maximum payout of 75% of your base salary). For fiscal year 2021, your participation will be pro-rated based on your start date. Bonuses are subject to corporate performance, contingent on satisfactory individual performance and subject to the approval of the Company’s Board of Directors. In order to receive any bonus, you must be employed by the Company on the date the applicable bonus is paid.

You will be provided with a Company leased vehicle for your business and personal use pursuant to the Company’s Fleet Policy.

You will receive a signing bonus in the gross amount of $150,000, payable in two (2) payments of $75,000.  The first $75,000 payment to be paid within 30 days of your start date; the second $75,000 payment to be paid six months from your start date (as soon as administratively feasible after April 30, 2021), provided in each case you are still employed by the Company on the applicable payment date.

Benefit Plan

You will be eligible to participate in the Company’s Benefit Plan, which includes Health, Dental, Life and Disability Insurance after a 30-day waiting period, and 401(k) Retirement and Savings Plan. Participation in these Plans is subject to the terms and conditions of the Plans, and they are subject to change at any time at the sole discretion of the Company.  Please see the Summary of Insurance and Benefits for more details.

HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD.®

Glenpointe Centre East / 3rd Floor / 300 Frank W. Burr Blvd., Ste. 21 / Teaneck, NJ 07666-6712 Direct: 201-329-7300 / Fax: 201-329-7399

September 14, 2020

Vacation

You are eligible for 20 vacation days per year and will begin to accrue that time on a monthly basis with your start date.  Your first year entitlement will be prorated according to your start date.

Holidays

Currently the Company provides employees with 8 holidays and 3 floating holidays each year, for which you are eligible as of your start date.

Contingencies:

This offer is contingent upon:

●     A satisfactory result on a pre-employment background check and substance abuse test.

●     Your signed acceptance of, and agreement to be bound by, the Company’s standard forms of Confidentiality and Nondisclosure, Noncompetition and Nonsolicitation, and Employee Invention agreements.

●     Your signed agreement to abide by the Company’s Code of Business Conduct and Ethics.

●     The appointment of the Chief Financial Officer must be approved by the Company’s Board of Directors, and the compensation of the Chief Financial Officer must be reviewed and approved by the Compensation Committee of the Board of Directors.  With your written acceptance of this offer, resolutions of the Board of Directors and the Compensation Committee will be drafted to confirm the details. With the approval of the Board of Directors and the Compensation Committee, your appointment and the terms will become final.

Prior Employment Agreements

You agree that you have fully disclosed to the Company any post-termination obligations you may have with your current and prior employers, that your employment with the Company will not violate any such obligations, and that as a condition of your employment you will strictly comply with any such obligations, including any obligation to maintain the confidentiality of your current and prior employers’ confidential information.

Employment-At-Will

Your employment status with the Company will be that of an at-will employee.  Nothing in this offer of employment at-will shall be deemed to create a contract of employment.  This offer of employment is not for a fixed duration and may be terminated at any time by either you or the Company with or without cause.

This offer expires September 16, 2020.

Damian, I am excited about your future at the Company and the potential of your leadership, and I look forward to working with you.  If you agree with the above terms, please sign and date and return to me at your earliest convenience a copy of this letter; the Confidentiality and Nondisclosure, Noncompetition and Nonsolicitation, and Employee Invention agreements; and your agreement to abide by the Company’s Code of Business Conduct and Ethics.

If you have any questions regarding your employment with Phibro, please feel free to call me at ***.

Sincerely,

/s/ Jack C. Bendheim

HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD.®

September 14, 2020

Jack C. Bendheim
Chief Executive Officer

Offer Accepted:		/s/ Damian L. Finio
Damian L. Finio

September 14, 2020
Date

CC:	Lisa Escudero

HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD.®

PHIBRO ANIMAL HEALTH CORPORATION

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

For good and valuable consideration, including but not limited to my initial or continued at-will employment by PHIBRO ANIMAL HEALTH CORPORATION, or any of its subsidiaries or affiliates (collectively “PAHC”), I hereby acknowledge and agree:

1.    In the course of my employment with PAHC, certain trade secrets or confidential or proprietary information (“Protected Matters”) of PAHC may be disclosed to or otherwise become known by me, including, but not limited to:

a.    Product and Technical Information:  Product formulations, new and innovative product ideas, research and development projects, investigations, experiments, clinical trials, new business development, sketches, plans, drawings, prototypes, methods, processes, formulae, compositions, raw materials, inventions, machines, computer programs, research projects and other non-public technical information, data, and techniques having value to PAHC.

b.    Financial and Business Information:  Customer lists, mailing lists, specific customer needs and requirements, leads and referrals to prospective customers, pricing data, sources of supply, marketing, production or merchandising systems and plans, cost information, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, potential acquisitions or divestitures, and other non-public business information, data and techniques having value to PAHC.

c.    Personnel information: the identity and number of PAHC’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities.

The foregoing types of information belonging to third parties in the possession of PAHC.

2.    Other than in carrying out my duties as an employee of PAHC in an authorized and approved manner, I will not at any time during my employment, or after the separation of my employment with PAHC (regardless of the reason for separation), use for myself or others, or disclose or disseminate to others, any Protected Matters.  Nothing in this Agreement is intended to prohibit my discussing with other employees, or with third parties who are not my future employers or PAHC’s competitors, my wages, hours or other terms and conditions of employment.

3.    I agree that I will not disclose to PAHC, use for PAHC’s benefit, or induce PAHC to use any trade secrets or confidential information I may possess or any intellectual property belonging to any former employer or other third party.

4.    Upon separation of my employment with PAHC:

a.    I shall return to PAHC all documents relating to PAHC or to Protected Matters, or obtained by me during the course of my employment with PAHC, and shall not retain any copies of such documents.  For the purpose of this Agreement, “document” means, without limitation, any paper or other writing, any electronically or digitally stored data or collection of data, and any item of audio, video or graphic material, however recorded or reproduced.  For any equipment or devices owned by me or in my possession on which documents relating to PAHC or to Protected Matters is stored or accessible, I shall, upon request by PAHC, deliver such equipment or devices to PAHC so that any documents relating to PAHC or to Protected Matters may be deleted or removed.  I expressly authorize PAHC’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

b.    This Agreement shall not apply to any information or materials that (i) is or becomes available in the public domain through no fault of, or act, or failure to act on my part, or (ii) is obtained by me on a non-confidential basis from any third party that is lawfully in possession of such information or materials, provided, that such third party is not in violation of a confidentiality obligation to PAHC with respect to such information or materials.

5.    I shall notify any future or prospective employer of mine of the existence of this Agreement.  I further agree that PAHC may inform any future or prospective employer of mine of the existence of this Agreement

6.    Note:  18 U.S.C. § 1833(b)(1) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Further 18 U.S.C. § 1833(b)(2) states: “An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual--(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Notwithstanding anything in this Agreement to the contrary, disclosures in compliance with 18 U.S.C. § 1833(b) are expressly permitted by this Agreement.

7.    Nothing in this Agreement prohibits me from reporting possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided, that I will use my reasonable best efforts to (i) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (ii) request that such agency or entity treat such information as confidential. I understand that I do not need the prior authorization from PAHC to make any such reports or disclosures and I am not required to notify PAHC that I have made such reports or disclosures.  This Agreement does not limit my right to receive an award for information provided to any governmental agency or entity.

8.    The unenforceability of any provision or portion of this Agreement shall not impair or affect the enforceability of any other provision or portion of this Agreement.  If any provision or portion of this

Agreement is declared illegal or unenforceable by any court of competent jurisdiction, that provision or portion shall be deemed modified so as to render it enforceable.

9.    THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.  ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND MY EMPLOYMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF NEW JERSEY.  I EXPRESSLY CONSENT TO VENUE IN, AND THE PERSONAL JURISDICTION OF, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

10.  This Agreement does not alter the status of my employment as an at-will employee of PAHC.

11. I understand PAHC is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Protected Matters, which were developed, compiled and acquired by PAHC at its great effort and expense.  I further acknowledge and agree that compliance with the provisions of this Agreement is necessary to protect the Protected Matters, business and goodwill of PAHC, and that any breach of this Agreement will result in irreparable and continuing harm to PAHC, for which money damages may not provide adequate relief.  In the event of breach or threatened breach of this Agreement, PAHC shall have full rights to injunctive relief, in addition to any other existing rights and remedies, without requirement of posting bond.

12.  The terms of this Agreement shall survive the separation of my employment with PAHC.

13.  This Agreement shall be binding upon me and my personal representatives and successors in interest, and shall inure to the benefit of PAHC, its successors and assigns.

14.  This Agreement constitutes the entire agreement between PAHC and me with respect to the subject matter of this Agreement, and supersedes all prior agreements between us relating to the same subject matter.  Any waiver of a breach of any provision of this Agreement by PAHC shall not be construed as a waiver of any other breach of this Agreement, and no failure or delay by PAHC in exercising any right under this Agreement shall operate as a waiver of any breach by me.  This Agreement cannot be changed except by written agreement of PAHC and me.

I have read, understand and consent to the above Agreement.

By:	/s/ Damian Finio
Employee Signature

Damian Finio
Employee Name (please print)

September 18, 2020
Date

PHIBRO ANIMAL HEALTH CORPORATION

EMPLOYEE INVENTION AGREEMENT

For good and valuable consideration, including but not limited to my initial or continued at-will employment by PHIBRO ANIMAL HEALTH CORPORATION, or any of its subsidiaries or affiliates (collectively “PAHC”), I hereby acknowledge and agree:

1.    During my employment with PAHC, and for a period of one year after my separation of employment regardless of reason, I shall promptly disclose in writing to PAHC all Inventions that:

a.    result from any work performed on behalf of PAHC, or pursuant to a suggested research project by PAHC, or

b.    relate in any manner to the existing or stated contemplated business of PAHC, or

c.    result from the use of PAHC’s time, material, employment or facilities.

For purposes of this Agreement, “Inventions” shall mean all works of authorship, inventions, discoveries, improvements, developments, and innovations, whether patentable, copyrightable, trademarkable, or not, conceived in whole or in part by the undersigned or through the assistance of the undersigned, and whether conceived or developed during working hours or not and whether conceived individually or jointly.

2.    I agree to assign, and do hereby assign, to PAHC, its successors and assigns, all right, title and interest to each and every Invention, whether or not such Invention is a “work for hire” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within PAHC’s sole discretion and for PAHC’s sole benefit and that no royalty will be due to me as a result of PAHC’s efforts to commercialize or market any such Invention.

3.    I agree to assist PAHC, or its designee, at PAHC’s expense, in every proper way to secure PAHC’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to PAHC of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which PAHC shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to PAHC, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If PAHC is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to PAHC as above, then I hereby irrevocably designate and appoint PAHC and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.    I understand that the provisions of this Agreement requiring assignment of Inventions to PAHC shall not apply to any Inventions that are not within the scope of Paragraph 1.a, b or c above (collectively “Outside Discoveries).

I will advise PAHC promptly in writing of any Outside Discoveries, including those listed below which I claim were conceived or reduced to practice before the date of this Agreement:

Outside Discoveries:         NONE

5.    I shall notify any future or prospective employer of mine of the existence of this Agreement.  I further agree that PAHC may inform any future or prospective employer of mine of the existence of this Agreement.

6.    The unenforceability of any provision or portion of this Agreement shall not impair or affect any other provision or portion of this Agreement.  If any provision or portion of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, that provision or portion shall be deemed modified so as to render it enforceable.

7.    THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.  ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND MY EMPLOYMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF NEW JERSEY.  I EXPRESSLY CONSENT TO VENUE IN, AND THE PERSONAL JURISDICTION OF, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

8.    This Agreement does not alter the status of my employment as an at-will employee of PAHC.

9.    This Agreement does not alter my obligations to maintain the confidentiality of PAHC protected information or my obligations under the PAHC Confidentiality and Nondisclosure Agreement.

10.  I acknowledge and agree that compliance with the provisions of this Agreement is necessary to protect the business of PAHC, and that any breach of this Agreement will result in irreparable and continuing harm to PAHC, for which money damages may not provide adequate relief.  In the event of breach or threatened breach of this Agreement, PAHC shall have full rights to injunctive relief, in addition to any other existing rights and remedies, without requirement of posting bond.

11.  The terms of this Agreement shall survive my separation of employment with PAHC.

12.  This Agreement shall be binding upon me and my personal representatives and successors in interest, and shall inure to the benefit of PAHC, its successors and assigns.

13.  This Agreement constitutes the entire agreement between PAHC and me with respect to the subject of this Agreement, and supersedes all prior agreements between us relating to the same subject matter.  Any waiver of a breach of any provision of this Agreement by PAHC shall not be construed as a waiver of any other breach of the Agreement, and no failure or delay by PAHC in exercising any right under this Agreement shall operate as a waiver of any breach by me.  This Agreement cannot be changed except by written agreement of PAHC and me.

I have read, understand and consent to the above Agreement.

By:	/s/ Damian Finio
Employee Signature

Damian Finio
Employee Name (please print)

September 18, 2020
Date

PHIBRO ANIMAL HEALTH CORPORATION

NONCOMPETITION AND NONSOLICITATION AGREEMENT

In consideration of my initial or continued employment by PHIBRO ANIMAL HEALTH CORPORATION, or any of its subsidiaries or affiliates (collectively “PAHC”), my access to and provision with PAHC’s confidential information and trade secrets under the terms and conditions of my Confidentiality and Nondisclosure Agreement with PAHC, and for other good and sufficient consideration, I hereby acknowledge and agree:

1.    During my employment with PAHC and for a period of one year after my separation of employment regardless of the reason, I shall not:

a.    Directly or indirectly (i) own, (ii) be employed by or (iii) be engaged to perform work in a capacity similar to the position(s) I held with PAHC on behalf of, any firm engaged in any business: (A) similar to, or competitive with, PAHC’s business in those geographic regions or territories in which PAHC marketed its products or had sales during the twelve-month period prior to the separation of my employment at PAHC, or (B) which PAHC has plans to enter during the twelve-month period following the separation of my employment with PAHC of which I was aware during the term of my employment with PAHC.

b.    Directly or indirectly, or in any capacity, on my own behalf or on behalf of another, undertake or assist in the servicing or solicitation of any customer or prospective customer for the purpose of selling products or services of the type for which I had (i) responsibility, (ii) knowledge of or (iii) access to confidential information and trade secrets, while employed by PAHC.  This restriction shall apply only to those customers or prospective customers of PAHC with whom I came into contact during the 24-month period prior to the date of my separation of employment with PAHC.   For the purposes of this section, the term “contact” means interaction between the customer and me which takes place to further the business relationship, or making sales to or performing services for the customer on behalf of PAHC.  For purposes of this section, the term “contact” with respect to a “prospective” customer means interaction between a potential customer and me which takes place to obtain the business of the potential customer on behalf of PAHC.

c.    Directly or indirectly solicit any employee of PAHC to leave the employ of PAHC or to violate the terms of his or her employment arrangement with PAHC.  This restriction shall apply only to those employees of PAHC with whom I came into contact during the 24-month period prior to the date of my separation of employment with PAHC.

2.    For the purposes of this Agreement, I understand that, as of July 1, 2017, PAHC is engaged in businesses which include but are not limited to manufacturing and/or marketing of pharmaceutical and nutritional products for animals (including but not limited to medicated and non-medicated feed additives and vaccines), and manufacturing and/or marketing specialty chemicals including products used in ethanol-production, surface finishing and coating materials, and personal care ingredients. I further understand that, for the purposes of this Agreement, from time to time the businesses engaged in by PAHC may change from this description.

3.    For a period of one year following the separation of my employment from PAHC, regardless of reason, I shall notify any future or prospective employer of mine of the existence of this Agreement, and I further agree that PAHC may inform any future or prospective employer of mine of the existence of this Agreement.

4.    The unenforceability of any provision or portion of this Agreement shall not impair or affect the enforceability of any other provision or portion of this Agreement.  If any provision or portion of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, that provision or portion shall be deemed modified so as to render it enforceable.

5.    THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.  ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND MY EMPLOYMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF NEW JERSEY.  I EXPRESSLY CONSENT TO VENUE IN, AND THE PERSONAL JURISDICTION OF, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

6.    This Agreement does not alter the status of my employment as an at-will employee of PAHC.

7.    I understand PAHC is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of its confidential information, proprietary information, and trade secrets, which were developed, compiled and acquired by PAHC at its great effort and expense.  I further acknowledge and agree that compliance with the provisions of this Agreement and PAHC’s Confidentiality and Nondisclosure Agreement is necessary to protect the confidential information, proprietary information, and trade secrets, business and goodwill of PAHC, and that any breach of this Agreement will result in irreparable and continuing harm to PAHC, for which money damages may not provide adequate relief.  Accordingly, in the event of a breach or threatened breach of this Agreement, PAHC shall have full rights to injunctive relief, in addition to any other existing rights and remedies, without requirement of posting bond.

8.    The terms of this Agreement shall survive my separation of employment with PAHC.

9.    This Agreement shall inure to the benefit of PAHC, its successors and assigns.

10.  This Agreement constitutes the entire agreement between PAHC and me with respect to the subject of this Agreement and supersedes all prior agreements between us relating to the same subject matter, except the Confidentiality and Nondisclosure Agreement between PAHC and me, which is incorporated herein by reference.  Any waiver of a breach of any provision of this Agreement by PAHC shall not be construed as a waiver of any other breach of this Agreement, and no failure or delay by PAHC in exercising any right under this Agreement shall operate as a waiver of any breach by me.  This Agreement cannot be changed except by written agreement of PAHC and me, wherein specific reference is made to this Agreement.

I have read, understand and consent to the above Agreement.

By:	/s/ Damian Finio
Employee Signature

Damian Finio
Employee Name (please print)

September 18, 2020
Date